                        Exhibit 99.1

Priority Technology Holdings, Inc. Announces Planned Retirement of Co-Founder John V. Priore and Appointment of Clayton Main to Board of Directors
ALPHARETTA, GA – February 27, 2025 -- Priority Technology Holdings, Inc. (NASDAQ: PRTH) ("Priority" or the "Company"), the payments and banking solution that streamlines collecting, storing, lending and sending money to unlock revenue opportunities, today announced the planned retirement of co-founder John V. Priore from the board of directors effective April 1, 2025. Clayton Main has been appointed to the board of directors effective April 1, 2025.

John Priore was one of the original founders of Priority in 2005. “It has been an honor to be a part of the evolution of Priority from its days as a young startup to the fast growing public company,” he said. “While I look forward to my future, I am very excited to watch all that Priority can continue to accomplish.”

“Building Priority with John has been an unbelievable journey. While he’s stepping away from his board duties, I have no doubt that John will continue to be a great advocate for Priority” said Tom Priore, Chairman and CEO.

Clayton Main is an experienced executive with more than 20 years of experience in leveraged financing and structured equity investments. He most recently served as a partner and Investment Committee member at Bregal Sagemount. Main began his career at Goldman, Sachs & Co. where he was a founding member of the Goldman Sachs Specialty Lending Group. He graduated Magna Cum Laude from Southern Methodist University. Main will serve on the board’s audit, compensation and nominating and corporate governance committees.

“As one of its initial lenders,” Main said, “I have followed Priority closely and admired its strategy and execution and am thrilled to become part of such a dynamic team. I’m looking forward to bringing my experience and relationships to help Priority achieve its mission.”

“Clayton’s experience in leveraged financing and structured equity investing comes at a great time for Priority as we continue to optimize our capital structure and pursue growth opportunities into new enterprise payment verticals,” Tom Priore said. “We are excited to have Clayton join our team and are eager for him to apply his talents and deep relationships in vertical SaaS markets to help accelerate adoption of our unified commerce vision.”

About Priority
Priority is the payments and banking solution that enables businesses to collect, store, lend and send funds through a unified commerce engine. Our platform combines payables, merchant services, and banking and treasury solutions so leaders can streamline financial operations efficiently — and our innovative industry experts help businesses navigate and build momentum on the path to growth. With the Priority Commerce Engine, leaders can accelerate cash flow, optimize working capital, reduce unnecessary costs, and unlock new revenue opportunities. For more information, visit prioritycommerce.com.

Investor inquiries:
Chris Kettmann
chris.kettmann@dentonsglobaladvisors.com
(773) 497-7575

Media inquiries:
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Alison Jones
alison.jones@prth.com
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